UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2025

PTC THERAPEUTICS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35969	04-3416587
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

500 Warren Corporate Center Drive
Warren, NJ	07059
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 222-7000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PTCT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 5, 2025, PTC Therapeutics, Inc. (the “Company”), certain of the former securityholders of Censa Pharmaceuticals, Inc., a Delaware corporation (“Censa”), and, for the limited purposes set forth in the agreement, Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), entered into a Rights Satisfaction Agreement (the “Rights Satisfaction Agreement”), pursuant to which such former securityholders of Censa (the “Participating Rightsholders”) agreed to the cancellation and forfeiture of their rights to receive certain payments based on worldwide annual net sales by the Company of products containing sepiapterin (“Net Sales of Product”) under that certain Agreement and Plan of Merger, dated May 5, 2020, by and among the Company, Censa, Hydro Merger Sub, Inc., a Delaware corporation, and SRS, solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Censa, (the “Merger Agreement”), in exchange for the consideration set forth in the Rights Satisfaction Agreement and further detailed below.

Pursuant to the terms of the Rights Satisfaction Agreement, the Participating Rightsholders have canceled and forfeited their rights under the Merger Agreement to receive a percentage of annual net sales during the applicable payment term equal to (i) 8% of annual Net Sales of Product for that portion of annual Net Sales of Product less than or equal to $250.0 million, (ii) 10% of annual Net Sales of Product for that portion of annual Net Sales of Product greater than $250.0 million but less than $500.0 million and (iii) 12% of annual Net Sales of Product for that portion of annual Net Sales of Product greater than $500.0 million (collectively, the “Net Sales Payments”).

In consideration of the foregoing, the Company agreed to pay to the Participating Rightsholders an aggregate amount in cash up to $250.0 million (the “Upfront Consideration”) upon the consummation of the transactions contemplated by the Rights Satisfaction Agreement (the “Closing”) and potential milestone payments (each an “Additional Milestone Payment”) of up to $100.0 million each (or up to $500.0 million in the aggregate) based on the achievement of specified Net Sales Thresholds (as defined in the Merger Agreement). The amount of the Upfront Consideration and the Additional Milestone Payments was subject to adjustment in the Rights Satisfaction Agreement based on the number of Participating Rightsholders.

At the Closing, based on the participation of former Censa securityholders holding approximately 90% of Censa’s equity securities prior to the consummation of the transactions contemplated by the Merger Agreement, the Company paid an aggregate amount of Upfront Consideration in cash of approximately $225.0 million. Additionally, the Company is obligated to make Additional Milestone Payments in an amount equal to approximately $90.0 million upon achievement of each of the (i) first occurrence of a three or fewer consecutive calendar year period in which aggregate Net Sales of Product are greater than $3.0 billion, (ii) first occurrence of a five or fewer consecutive calendar year period in which aggregate Net Sales of Product are greater than $5.0 billion, (iii) first occurrence of a seven or fewer consecutive calendar year period in which aggregate Net Sales of Product are greater than $7.0 billion, (iv) first occurrence of a nine or fewer consecutive calendar year period in which aggregate Net Sales of Product are greater than $9.0 billion and (v) first occurrence of an 11 or fewer consecutive calendar year period in which aggregate Net Sales of Product are greater than $11.0 billion. If, after the Closing, any additional former securityholder of Censa executes and delivers a joinder to the Rights Satisfaction Agreement and becomes a party thereto, the Company will pay such former securityholder an amount in cash equal to such former securityholder’s applicable pro rata share of the Upfront Consideration (less any Net Sale Payments previously received) and any Additional Milestone Payments that become payable to Participating Rightsholders under the Rights Satisfaction Agreement.

The Rights Satisfaction Agreement has no effect on the Merger Agreement other than to provide for the cancellation and forfeiture of the Participating Rightsholders’ rights to receive the Net Sales Payments described above. As a result, all other rights and obligations under the Merger Agreement remain in effect pursuant to their terms, including, without limitation, the Company's obligation to pay certain contingent payments upon the achievement of certain development and Net Sales of Product milestones.

The Rights Satisfaction Agreement contains customary representations, warranties and covenants of the Company and the Participating Rightsholders and provided for a simultaneous signing and closing.

The foregoing description of the Rights Satisfaction Agreement is not complete and is qualified in its entirety by reference to the full text of the Rights Satisfaction Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Therapeutics, Inc.

Date: August 7, 2025	By:	/s/ Pierre Gravier
	Name:	Pierre Gravier
	Title:	Chief Financial Officer